Exhibit 10.43

Director Compensation Arrangements

The directors of Icoria who are also employees receive no compensation for serving on the Board of Directors.

Icoria has an arrangement to pay each of its non-employee directors a fee of $25,000 per year. Icoria also reimburses its non-employee directors for reasonable expenses incurred in attending Board and Committee meetings. With the following exceptions, the Chairman of the Board is eligible to receive a 50% premium over the standard fee and the Audit Committee and Compensation Committee Chairmen are eligible to receive a 20% premium over the standard fee. This excludes duplicate premiums to the Compensation Committee Chairman and the Chairman of the Board.

Quarterly, each non-employee director receives an option to purchase 2,500 shares each quarter upon grants by the Compensation Committee, except for the Chairman of the Board, who receives an option to purchase 3,000 shares. These options vest in equal monthly increments over 36 months. Upon a change in control these options become fully vested.